LOAN AGREEMENT

This LOAN AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement") is made and entered into effective as of the 1st day of October, 2014 by and between by and between CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (the “Trust”), not individually but solely on behalf of its respective Funds as set forth on Exhibit A, separately and not jointly (the Trust acting on behalf of each such Fund shall be referred to as a “Borrower” and collectively the “Borrowers”), with its address at City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210, and U.S. BANK NATIONAL ASSOCIATION, a national banking association with its address at 425 Walnut Street, Cincinnati, OH 45202 (the "Bank").

1.	(a) Definitions. The following terms shall have the meanings specified below:

"Act" shall mean the Investment Company Act of 1940, as amended.

"Applicable Law" shall mean and include laws, statutes, ordinances, and rules and regulations thereunder, and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, common law and orders, requests, directives, instructions and notices of any Governmental Authority having the force of law.

"Authorized Officer" shall have the meaning set forth in Section 6(a)(i)(C).

"Bank" shall have the meaning set forth in the preamble.

“Borrowing Fund” shall mean the particular Fund for which a Loan hereunder has been requested.

“Borrowing Fund Limit” shall mean with respect to any Borrowing Fund at any time, the lesser of (i) the percentage of the gross market value of the assets of such Fund allowed to be borrowed against as specified in each such Fund’s Statement of Additional Information, or (ii) an amount which, when added to the principal amount of all other Loans then outstanding to all Borrowing Funds, would not cause the Maximum Amount to be exceeded, or (iii) ten percent (10%) of the gross market value of such Fund, or (iv) thirty-three and one-third of one-percent (33.33%) of the net market value of such Fund’s unencumbered assets, such net market value determined solely by the Bank (using consistently-applied valuation methods disclosed to the Trust or Borrowing Fund upon its written request) and applied to the assets of such Fund which (A) are recorded on the Borrower's books and records as belonging solely to such Fund, and (B) are not subject to segregation or any special purpose usage, and (C) as to which no third party has any pledge, security interest, lien or any other rights, and (D) are held by the Bank as sole Custodian.

"Business Day" shall mean any day excluding Saturday, Sunday and any day on which banking institutions in the State of Ohio are authorized or required by law or other government actions to close.

"Collateral" shall have the meaning set forth in the Pledge and Security Agreement.

"Custodian" shall mean the Bank, as custodian, pursuant to the Custody Agreements.

"Custody Agreements" shall mean these certain Custody Agreements now in effect between the Funds and the Bank, as they may be amended, restated, modified or supplemented from time to time.

“Declaration of Trust” of the Trust shall mean the declaration of trust creating the Trust.

"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Effective Date" shall have the meaning set forth in Section 6(a).

"Event of Default" shall have the meaning set forth in Section 7.

"Fund" shall mean a specific Series under the Trust which may borrow Loans hereunder, and "Funds" shall mean the complete list of all such Series specified in Exhibit A attached hereto and made a part hereof, regardless of name changes to, and including all subaccounts and all assets of, replacements or substitutions for such specified Series for which the Bank is Custodian, now existing or added in the future.

"Fund Statement" shall mean each Fund's Statement of Additional Information now in effect (specifically commencing with the fund Statements dated January 31, 2014), as they may be amended, restated, modified or supplemented from time to time.

"GAAP" shall mean generally accepted accounting principles in the United States consistently applied in accordance with past practices.

"Governmental Authority" shall mean any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court.

"Indebtedness" of any person shall mean all of the obligations of such person which, in accordance with GAAP, would be included as liabilities on the balance sheet of such person including, without limitation, (i) any indebtedness, obligation or liability of any kind or nature whatsoever and (ii) any guarantee, indemnity, endorsement, suretyship or other contingent obligation of any kind or nature whatsoever in respect of the obligations of another person.

"Investment" shall mean, when used with respect to any person, any direct or indirect purchase or other acquisition by such person of a beneficial interest in capital stock, bonds, notes, debentures or other securities issued by any other person or any direct or indirect advance, loan or other extension of credit or capital contribution by such person to any other person.

"Lien" shall mean any mortgage, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement of any kind or nature whatsoever.

"Loan" and "Loans" shall have the meaning set forth in Section 2(a).

"Loan Documents" shall mean this Agreement, the Notes, the Pledge and Security Agreement and the Securities Account Control Agreement.

"Loan Request" shall have the meaning set forth in Section 2(c).

"Maturity Date" shall mean, with respect to each Loan, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) September 14, 2015 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

“Maximum Amount” shall mean Twenty Million Dollars ($20,000,000) in the aggregate for all Funds under this facility.

"Net Assets" of any Borrowing Fund shall mean from time to time, the net assets of such Borrowing Fund, calculated by taking the sum of the value of such Fund's securities plus any cash and other assets (including dividends and interest accrued but not collected) less all liabilities, including accrued expenses, allocable to such Fund.

"Note" shall have the meaning set forth in Section 2(b).

"Obligations" of any Borrowing Fund shall mean all of such Borrowing Fund’s liabilities, obligations and indebtedness to the Bank arising or incurred hereunder, under the applicable Note and the other Loan Documents, whether heretofore, now or hereafter arising and howsoever evidenced, whether primary, secondary, contingent or fixed or arising by operation of law.

"Officer's Certificate" shall mean a certificate signed in the name of the Trust by an Authorized Officer containing the information noted in Section 6(a)(i) hereof, substantially in the form of Exhibit E, attached hereto and made a part hereof, and any amendment and/or restatement of same.

"Permitted Indebtedness" shall mean as to any Fund (i) liabilities incurred in the ordinary course of business which are not past due (except for those taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been provided), (ii) liabilities such Fund is permitted to incur under the applicable Fund Statement or Prospectus, (iii) the Obligations of such Fund, and (iv) other obligations, liabilities and indebtedness owed by such Fund to the Bank.

"Pledge and Security Agreement" shall mean a Pledge and Security Agreement between the Trust (on behalf of its respective Borrowing Funds) and the Bank substantially in the form of Exhibit B, attached hereto and made a part hereof, as the same may be amended, supplemented or otherwise modified from time to time.

"Prime Rate" shall mean the rate, which the Bank announces as its prime-lending rate, as in effect from time to time.  The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer.  The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

"Prospectus" shall mean the Prospectus of each of the Funds now in effect (specifically commencing with the Prospectus dated January 31, 2014), as they may be amended, restated, modified or supplemented from time to time.

"Requirement of Law" as to any person shall mean any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

"Securities Account Control Agreement" shall mean a Securities Account Control Agreement among the Trust (on behalf of its respective Borrowing Funds), the Bank and the Custodian substantially in the form of Exhibit C, attached hereto and made a part hereof, as the same may be amended, supplemented or otherwise modified from time to time.

"Series" shall mean a separate series established by the Trust's trustees pursuant to the Trust’s Declaration of Trust.

(b)            General Provisions Relating to Definitions.  Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The term "including" means including, without limiting the generality of any description preceeding such term.  Each reference herein to any person shall include a reference to such person's permitted successors and assigns.

(c)            Cross-References.  Unless otherwise specified, references in this Agreement and in each Loan Document to any Section are references to such Section of this Agreement or such Loan Document, as the case may be, and unless otherwise specified, references in any Section or definition to any clause are references to such clause of such Section or definition.

2.	Loan Facility.

(a)            Loans.  Subject to the terms and conditions set forth herein, and subject to the satisfaction of the conditions set forth in Section 6 hereof, the Bank may, in its sole discretion, lend and relend to one or more Borrowing Funds, during the period from the Effective Date to the earlier of (i) the Maturity Date, or (ii) the date on which the Bank declares all amounts due hereunder in accordance with the terms of this Agreement, such amounts as a Borrower may request hereunder (each individually a "Loan" and collectively, the "Loans") up to an aggregate principal amount outstanding at any time not to exceed the Borrowing Fund Limit for any one Fund or the Maximum Amount for all Funds.  The proceeds of Loans may be used by the Borrowing Fund for any purpose permitted under the related Prospectus.

This Agreement does not establish a commitment or obligation of the Bank to lend money to any Fund.  The decision of whether or not to make any Loan shall be made by the Bank in its sole and absolute discretion.

(b)            Note.  The Loans to each Borrowing Fund shall be evidenced by a promissory note given by the applicable Borrower to the Bank substantially in the form of Exhibit D, attached hereto and made a part hereof (as such note may be extended, amended, restated, supplemented or otherwise modified from time to time, and together with any one or more notes which may be issued in exchange for such note, a "Note").  The Bank is hereby authorized to enter from time to time the principal balance of the Loans to each Borrowing Fund and all payments thereon on the reverse of such Borrowing Fund’s Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount of the Loans to such Borrowing Fund set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid thereon, absent manifest error.  The Trust further authorizes the Bank to charge any account of a Borrowing Fund at the Bank or charge or increase any loan balance of such Borrowing Fund for the amount of any payments due to the Bank hereunder from such Borrowing Fund.

(c)            Loan Requests.  The applicable Borrower shall notify, by written notice in the form of Exhibit F, attached hereto and made a part hereof (each such notice, a "Loan Request"), to such person at the Bank as the Bank may, from time to time, instruct the Borrowers, by 2:00 p.m. (Eastern Time) on each day on which one or more of the Borrowers desire to obtain a Loan hereunder, which day must be a Business Day, specifying the amount of the Loan desired and the applicable Borrower borrowing the Loan.  Notwithstanding the foregoing sentence, a Borrower may verbally request a Loan hereunder, whether up to the initial Maturity Date or for a new Maturity Date, provided that such Borrower shall, on the same day, send the Bank by telecopy a follow-up Loan Request in respect thereof.  In no event shall a Borrower request any loan which, if advanced, would cause the aggregate principal amount of all Loans outstanding to exceed the Borrowing Fund Limit or the Maximum Amount.  Each verbal request for a Loan hereunder shall be deemed to include, and each written request shall include, a representation that all of the representations and warranties made by the requesting Borrower in the Loan Documents are and will be, after giving effect to the requested Loan, true and complete, that all the conditions precedent to such Loan as set forth in Section 6 hereof have been satisfied, and that the proceeds of the Loan will not be used for any purpose that is not permitted hereunder.  Each advance of Loan proceeds hereunder shall be in a minimum amount of $1,000.00.

(d)               Disbursement of Funds.  Each Loan shall be effectuated by the Bank crediting a trust account maintained by the Bank for the designated Borrowing Fund, all as further specified in Exhibit A hereto.

(e)               Interest.

(i)            Each Borrowing Fund shall pay interest on the outstanding principal balance of such Borrowing Fund’s Loan at a rate per annum equal to the Prime Rate minus one-half of one percent (0.5%), which interest shall be payable monthly, in arrears, commencing on November 1, 2014 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment.  The Bank will invoice the Trust on a monthly basis for interest due on Loans to its Borrowing Funds for the previous month.

(ii)            Upon the occurrence and during the continuance of any Event of Default hereunder by a Borrowing Fund, at the option of the Bank, the Loans and other outstanding Obligations of the defaulting Borrowing Fund to the Bank shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest on the Loans to such Borrowing Fund prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate (the "Default Rate").

(iii)            Interest on the Loans shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

(iv)            If any payment by a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

(f)               Maximum Outstanding Period.  Notwithstanding anything herein to the contrary, no Loan shall be outstanding for more than forty-five (45) Business Days after such Loan is made.

3.	Payments.

(a)               Mandatory Prepayments.

(i)                 If (A) the aggregate principal amount of all Loans outstanding exceeds the Maximum Amount at any time or (B) the aggregate principal amount of the Loans outstanding to a Borrowing Fund exceeds the Borrowing Fund Limit with respect to such Borrowing Fund at any time, such excess shall be immediately due and payable to the Bank and (x) all Borrowing Funds having outstanding Loans, pro rata based on the outstanding principal amount of such Loans in the case of clause (A) above, or (y) the applicable Borrowing Fund in the case of clause (B) above, as applicable, shall repay such excess.

(ii)                Each Borrowing Fund shall repay each of its Loans in full in cash together with interest accrued thereon and any other fees and charges hereunder on the Maturity Date of such Loan and, if earlier, the date on which such Loans become due, whether by virtue of a mandatory prepayment provision, by demand, acceleration or otherwise.

(b)              Voluntary Prepayments.  Each Borrowing Fund may prepay its Loans in whole or in part from time to time without premium or penalty; provided, however, that each prepayment shall designate the Loan being repaid and be in an amount equal to, or greater than, $1,000.00 or, if less, the outstanding balance of such Loan, and shall be made with interest accrued thereon to the date of payment.

(c)               Increased Costs.

(i)                If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, a Note or any Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof and the result is to increase the cost to the Bank, by an amount which the Bank deems to be material, of making or maintaining the Loans, or to reduce any amount receivable hereunder in respect thereof, then the Borrowing Funds (or, if such increased costs relate only to a certain Borrowing Fund or Funds, such related Borrowing Funds), pro rata, shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable.

(ii)                If the Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Effective Date shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, after submission by the Bank to the Trust of a written request therefor, the Borrowing Funds (or, if such increased costs relate only to a certain Borrowing Fund or Funds, such related Borrowing Funds), pro rata,  shall to pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

(iii)               Any amounts payable pursuant to this subsection (c) shall be payable thirty (30) days after the Bank’s written request for payment is received by the Trust.  A certificate as to any amounts payable pursuant to this subsection (c) submitted by the Bank to the applicable Fund or Funds shall be conclusive in the absence of manifest error. Failure or delay on the part of the Bank to demand compensation pursuant to the foregoing provisions of this Section 3(c) shall not constitute a waiver of the Bank's right to demand such compensation, provided that the applicable Borrower shall not be required to compensate the Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that the Bank notifies such Borrower of the change in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive from any Governmental Authority giving rise to such increased costs or reductions and of the Bank's intention to claim compensation therefor (except that, if the change in any Requirement of Law or in the interpretation or application thereof or compliance by the Bank with any request or directive from any Governmental Authority giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)              Taxes.   All payments made by the Borrowing Funds under this Agreement and the applicable Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Bank hereunder or under the Notes, such amounts shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.  Whenever any Non-Excluded Taxes are payable by a Borrowing Fund, as promptly as possible thereafter the Trust shall send to the Bank a certified copy of an original official receipt received by such Borrowing Fund or the Trust, as the case may be, showing payment thereof.  If a Borrowing Fund fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, such Borrowing Fund shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure.  The Bank, and any successor or assign of the Bank's rights and obligations hereunder, shall deliver to each Borrower at the time or times reasonably requested by the applicable Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit all payments to be made hereunder to be made without withholding or deduction as set forth above.  To the extent the Bank or such successor or assign fails to deliver such documentation to the applicable Borrower, then the Borrower shall have no obligation to make any additional payments, or otherwise gross up, the Bank or such successor or assigns for any Non-Excluded Taxes.

(e)               Place of Payment.  All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, OH 45202, or at such other place as may be designated by the Bank to the Trust in writing.

(f)                Business Day Payments.  Whenever any of the terms and provisions of this Agreement or the other Loan Documents provides that any payment to be made shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

4.                 Representations and Warranties.  To induce the Bank to enter into this Agreement, each Borrower, solely as to itself and not as to any other Borrower, represents and warrants to the Bank as follows:

(a)               Existence.  The Trust is duly organized, validly existing and in good standing as a statutory trust under the laws of Delaware and is registered as an investment company under the Act.

(b)               Authority.  Such Borrower has full power and authority to own its properties and to conduct its business as an investment company and to execute, deliver and perform, and perform, its obligations under this Agreement and the other Loan Documents.

(c)              Authorization.  The execution, delivery and performance by such Borrower of this Agreement and the other Loan Documents:  (i) have been duly authorized by all requisite trust action; (ii) do not and will not violate (A) any law, regulation, order, writ, judgment, decree, determination or award currently in effect and applicable to such Borrower, (B) its Declaration of Trust or other organizational or governing documents of the Trust, (C) any provision of any agreement to which such Borrower is a party, or by which it or any of its properties or assets are bound, and (D) any franchise, license, permit, certificate, authorization, qualification, accreditation or other similar right, consent or approval of or applicable to such Borrower; and (iii) do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of Borrower, except in favor of the Bank.  No consents, licenses, permits, applications or authorizations of, notices or reports to, or registrations, filings or declarations with, any Governmental Authority or other third party are required to be obtained in connection with the execution, delivery or performance by such Borrower of any of the Loan Documents.

(d)              Enforceability.  This Agreement and the other Loan Documents have been duly executed and delivered by such Borrower, and constitute the legal, valid and binding obligations of such Borrower  enforceable against such Borrower in accordance with their terms, subject to bankruptcy, insolvency, moratorium and other laws of general application with respect to creditors and general principles of equity.

(e)              Financial Information; Adverse Change.  Each Borrower has provided, or prior to the Effective Date will provide, the Bank with (i) audited financial statements dated as of September 30, 2013 and for such Borrower's most recent fiscal year ended and (ii) the related up-to-date Prospectus for such Borrower.  Such Borrower has no contingent liabilities not provided for or disclosed in such financial statements.  Such financial statements present fairly, in all respects, the financial condition of such Borrower in accordance with GAAP.  There has been no material adverse change in the business or financial condition of such Borrower since the date of such financial statements.

(f)                Indebtedness.  Such Borrower has no Indebtedness other than Permitted Indebtedness.

(g)              Investments.  Such Borrower does not have Investments which such Borrower is not authorized to have or which are inconsistent with or conflict with the provisions of the Prospectus relating to such Borrower or for which it or such Borrower is required to obtain shareholder approval unless such approval was obtained.

(h)               Litigation.  Except in respect of the matters disclosed in the Prospectus or Fund Statement or previously in writing to the Bank, there is no litigation or other action or proceeding pending or, to the best of the knowledge of such Borrower, threatened in writing against or affecting such Borrower before any Governmental Authority.

(i)                 Title to Property.  Such Borrower has good, indefeasible and merchantable title to and ownership of all of its assets, including without limitation the Collateral pledged by or on behalf of such Borrower, free and clear of all Liens except those in favor of the Bank.

(j)                 Compliance.  Such Borrower is in compliance in all material respects with the Act and all other Applicable Laws.

(k)               No Default.  No default (or event which, with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument to which any such Borrower is a party or pursuant to which any property of such Fund is encumbered which could reasonably be expected to have a material adverse effect on the business or financial condition of such Borrower.

(l)                 Taxes.  Such Borrower has filed all material federal, state and local tax returns and other reports which it is required by law to file, has paid all taxes, assessments and other similar charges that are due and payable, except to the extent that any such taxes or charges are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books and records, and has withheld all employee and similar taxes which it is required by law to withhold.

(m)             Licenses, Etc.  Such Borrower has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are necessary for the operation of its business.  The Trust is not in violation of the terms of any such franchise, license, permit, certificate, authorization, qualification, accreditation, consent, right or approval.

(n)               Broker's Fees.  No brokerage, finder's or similar fee or commission is due to any party by reason of such Borrower entering into this Agreement or by reason of any of the transactions involving such Borrower contemplated hereby, and such Borrower shall indemnify and hold the Bank harmless from all such fees and commissions arising from such Borrower entering into this Agreement (but not any other Borrower).

(o)               Solvency.  Immediately after giving effect to the execution and delivery of the Loan Documents and the making of the Loans hereunder to such Borrower and at all times thereafter while such Loans or any portion thereof are outstanding to such Borrower, such Borrower shall be solvent, shall be able to pay its debts and obligations as they become due, and shall have capital sufficient to carry on its business.

5.                 Covenants.  Each Borrower, agrees, solely as to itself and not as to any other Borrower, with the Bank that, from the date of this Agreement and until the Loans to such Borrower are paid in full and all obligations under this Agreement and the other Loan Documents owing by such Borrower are fully performed and this Agreement has been terminated with respect to such Borrower:

(a)               Books and Records; Inspection.  Such Borrower shall keep and maintain complete books, records and files with respect to its business in accordance with GAAP and shall accurately and completely record all transactions therein.  Such Borrower shall permit the officers, employees and designated representatives of the Bank, from time to time, but no more frequently than twice per year, to inspect such Borrower's property and to inspect and make copies of or extracts from the books, records and files of such Borrower, and such Borrower shall make the same available to the Bank and its agents and representatives for such purposes at such reasonable times as the Bank shall request.  Any such inspection and copying shall be at the Bank’s sole cost and expense so long as no Event of Default relating to such Borrower has occurred and is continuing.

(b)              Financial Statements; Reports.  Such Borrower shall furnish to the Bank:  (i) within one hundred twenty (120) days after the last day of each fiscal year of the Trust, a copy of the annual audit report of such Trust prepared in accordance with GAAP and consisting of at least a statement of assets and liabilities for each of the Series (including the Funds) of the Trust as at the close of such fiscal year, a Schedule of Investments for each of the Series (including the Funds) of the Trust as at the close of such fiscal year, a statement of operations for each of the Series (including the Funds) of the Trust for such fiscal year and a statement of changes in net assets for each of the Series (including the Funds) of the Trust for such fiscal year, and certified by an independent certified public accountant reasonably satisfactory to the Bank; (ii) with respect to any Fund having a Loan outstanding, statements of such Fund's Net Assets, whether or not held by the Custodian, on a daily basis whenever such Loans are outstanding hereunder and otherwise upon the Bank's request; (iii) promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Trust shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which such Trust shall send to holders of interests in its Funds generally; (iv) promptly, any amendments to or restatements of the Fund Statement or Prospectus for, or Custodial Agreements relating to, each Fund of the Trust and (v) such other reports and information as the Bank may reasonably request from time to time.

(c)               Taxes.  Such Borrower shall file all federal, state and local tax returns and other reports such Borrower is required by law to file, and shall pay when due all taxes, assessments and other liabilities except for those contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP will be provided and shall withhold all employee and similar taxes which it is required by law to withhold.

(d)               Existence and Status.  The Trust shall maintain its existence as a business trust in good standing under the laws of Delaware and shall continue to be registered as an investment company under the Act.

(e)               Compliance with Law.  Such Borrower shall comply in all material respects with the Act and all other Applicable Laws.

(f)               Fund's Coverage Ratio.  Such Borrower shall not permit the ratio of its (i) total assets minus total liabilities (other than liabilities of any kind or nature whatsoever for borrowed money and such Borrower's liabilities in respect of overdrafts in any account (whether trust, demand deposit or other account) maintained by or on behalf of such Borrower) to (ii) total liabilities of any kind or nature whatsoever for borrowed money and such Borrower's liabilities in respect of overdrafts in any account (whether trust, demand deposit or other account) maintained by or on behalf of such Borrower to be less than 300% at any time.  Bank agrees for purposes of this Agreement that each Borrower's liabilities do not include liabilities arising from or related to investments such Borrower is permitted to incur as part of its investment strategy as described in the Fund Statement or the Prospectus, including reverse repurchase agreements, and delayed delivery obligations, derivative transactions, and other similar transactions.

(g)               Licenses.  Such Borrower shall acquire and maintain all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, and other consents, rights and approvals which are required by law or are necessary for the operation of its business.

(h)               Notice.   Such Borrower shall notify the Bank in writing, promptly upon such Borrower's learning thereof, of:  (i) any litigation, suit or administrative proceeding which may affect the operations, financial condition or business of such Borrower or the Bank's interest in any of the Collateral of such Borrower; (ii) any default by such Borrower under any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which such Borrower is a party or by which such Borrower or its assets are bound, which default could reasonably be expected to materially and adversely affect the operations, financial condition or business of such Borrower; (iii) a Default or an Event of Default by such Borrower under this Agreement; and (iv) any default by any obligor under any note or other evidence of Indebtedness payable to such Borrower.

(i)                Use of Proceeds.  Such Borrower shall not use proceeds of its Loans for any purpose that is not permitted under the relevant Fund Statement and Prospectus.

(j)                Liens.  Such Borrower shall not create or permit to exist any Liens with respect to any of its assets or property, including without limitation the Collateral, whether now owned or hereafter acquired, except Liens in favor of the Bank and non-consensual liens created by law.

(k)               Investments.  Such Borrower shall not make, agree to make, or hold any Investment which it is not permitted to make without shareholder approval unless such approval has been obtained and shall make only those Investments which conform with the provisions of the relevant Prospectus.  Without limiting the generality of the foregoing, such Borrower shall not make, agree to make, or hold any Investment which it is not permitted to make without shareholder approval (unless such approval has been obtained) and shall comply in all respects with, and shall make only those Investments which conform with, the provisions of the Prospectus relating to such Borrower.

(l)                 Transfer of Property.  Such Borrower shall not sell, transfer, convey or lease, any of the assets or property of such Borrower, including without limitation the Collateral, other than in the ordinary course of business or as otherwise permitted by its Prospectus.

(m)             Change in Structure; Change in Business.  Such Borrower shall not enter into any business which is substantially different from that presently conducted by such Borrower.  Each Fund shall maintain itself as a Series separate and apart from any other Series except as otherwise permitted by its related Trust’s Declaration of Trust; provided that a Fund may merge with another Fund or Funds to the extent approved by the shareholders if such approval is required by Applicable Law of such Funds.   The applicable Borrowers shall promptly notify the Bank of any such merger.

(n)               Indebtedness.  Such Borrower shall not incur or permit to exist any Indebtedness other than Permitted Indebtedness.

(o)              Bank Accounts.  Other than accounts with U.S. Bank, such Borrower shall not make or maintain deposits with any bank or similar institution which has any right of setoff, bankers' lien, combination or consolidation of accounts, counterclaim or other similar right under Applicable Law with respect to such deposit.

(p)              Compliance with Agreements.  Such Borrower shall comply with all agreements and instruments to which it is a party or pursuant to which any of its property is encumbered.

(q)              Contracts.  Such Borrower shall not enter into any agreement, contract or arrangement which would impair or materially adversely affect (i) such Borrower's right and/or ability to carry on its business (as if such Borrower was a separate business) as now conducted or (ii) the Collateral.

(r)               Insurance.  Such Borrower shall maintain such insurance as is typically maintained by prudent companies in the same line of business as such Borrower, and, without limitation of the generality of the foregoing, shall maintain all insurance required under the Act.

(s)              Waiver.  Any variance from the covenants of any Borrower pursuant to this Section 5 shall be permitted only with the prior written consent and/or waiver of the Bank.  Any such variance by consent and/or waiver shall relate solely to the variance addressed in such consent and/or waiver, and shall not operate as the Bank's consent and/or waiver to any other variance of the same covenant or other covenants, nor shall it preclude the exercise by the Bank of any power or right under this Agreement, other than with respect to such variance.

(t)               Further Assurances.  Each Borrower shall take all such further actions and execute all such further documents and instruments as the Bank may at any time determine may be necessary to create, perfect, preserve and/or protect or ensure the priority of any Lien or security interest in any Collateral.

6.                 Conditions Precedent.

(a)              Conditions Precedent to the Effective Date.  This Agreement shall become effective on the date (the "Effective Date") on which the following conditions precedent shall have been satisfied or waived by the Bank in its sole and absolute discretion:

(i)                Proof of Action; Incumbency.  The Bank shall have received an Officer's Certificate from the Trust dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the Declaration of Trust or other organizational and governing documents of such Trust as in effect as of the Effective Date, (B) that attached thereto is the true and correct copy of the records of all action taken by such Trust to authorize its execution and delivery of this Agreement and the other Loan Documents (and the Loans to its Funds contemplated hereby and thereby), and (C) as to the incumbency, the name and specimen signature of each individual who shall be authorized (each an "Authorized Officer") (1) to sign, in the name of such Trust and its Funds, this Agreement and the other Loan Documents, and (2) to give certificates and notices and to take other action on its behalf and on behalf of its Funds under this Agreement.

(ii)               Loan Documents.  The Bank shall have received (A) a fully executed Note on behalf of each Fund, (B) a fully executed Pledge and Security Agreement and (C) a fully executed Securities Account Control Agreement, the latter two documents providing the Bank with a first-priority lien on Collateral therein specified supporting and securing the Loans and the Notes as set forth therein.

(iii)              Representations and Warranties.  The Bank shall have received from each Borrower an Officer's Certificate to the effect that each of the representations and warranties made by each Borrower in this Agreement and in the other Loan Documents is true and correct in all material respects (unless any such representation and warranty relates to a specified date, in which case such representation shall have been true in all material respects on such date).

(iv)              No Default.  The Bank shall have received from each Borrower an Officer's Certificate to the effect that no Default or Event of Default of such Borrower is continuing on the Effective Date, or would result from the transactions contemplated to occur on the Effective Date.

(v)               Opinion.  Each Borrower shall have delivered to the Bank an opinion of legal counsel reasonably acceptable to the Bank dated the Effective Date, substantially in the form of Exhibit G attached hereto and made a part hereof.

(vi)              Form U-1.  Each Borrower shall have executed and delivered to the Bank in connection herewith a Federal Reserve Form U-1, in form and substance satisfactory to the Bank ("Form U-1").

(vii)            Expenses.  Each Borrower shall have paid to the Bank the fees, expenses and disbursements required to be paid pursuant to Section 8(d) hereof.

(viii)          Financial Statements.  Each Borrower shall have provided the Bank with (A) the audited financial statements as of September 30, 2013 and for its most recent fiscal year ended, (B) the then current forms of Prospectuses and (C) the then current Fund Statements (which may be provided electronically).

(b)              Conditions Precedent to Each Loan.  Without committing the Bank to make any Loan hereunder, to the extent the Bank in its sole discretion is willing to make such a Loan, the making of each Loan to a Borrowing Fund is subject to the satisfaction of each of the following conditions precedent, unless waived by the Bank in its sole and absolute discretion:

(i)                  Loan Request.  The Bank shall have received a request for such Loan in compliance with Section 2(c) hereof.

(ii)               Default.  Before and after giving effect to such Loan, or any portion thereof, no Default or Event of Default with respect to the requesting Borrowing Fund shall have occurred and be continuing.

(iii)              Representations and Warranties.  Before and after giving effect to such Loan or any portion thereof, the representations and warranties of such Borrower set forth herein and in the other Loan Documents shall be true and correct in all material respects as though made on the date of such Loan (unless any such representation and warranty relates to a specified date, in which case such representation shall have been true in all material respects on such date).

(iv)              Adverse Change.  There shall have been no material adverse change in the business or financial condition of the requesting Borrower nor shall there have been a material adverse change in respect of the validity or enforceability or priority of any Liens granted to the Bank by such Borrower under the Loan Documents, in each case, since the Effective Date.

(v)               Form U-1.  Such Borrower shall have delivered to the Bank as a supplement to Form U-1 a current list of collateral of such Borrowing Fund which adequately supports the credit extended under this Agreement to such Borrowing Fund.

(vi)             Other Actions.  Such Borrower shall take such other actions and deliver to the Bank such other documents, certificates and instruments as the Bank may reasonably request to evidence, protect or perfect the Loan to such Borrowing Fund and the Collateral therefor.

7.                 Events of Default.  If any of the following events (each, an "Event of Default") shall occur as to a Borrower, then the Bank may, by written notice, to such Borrower, accelerate the Loans to such Borrower in question and declare it to be, and thereupon such Loans shall become, immediately due and payable (except that upon the occurrence of an Event of Default as described in Section 7(h) or (i) below, such Loans shall be automatically due and payable from such Borrower) and such Borrower may not request further Loans hereunder , and, regardless of whether or not such Loans shall have been accelerated, the Bank shall have all rights provided herein and in any of the other Loan Documents or otherwise provided by law to realize on the Collateral of such Borrower:

(a)               The Borrower in question shall not have paid or repaid to the Bank any principal of or any interest on the Loans to it or any other obligation of such Fund hereunder or under any of the other Loan Documents when due, whether by reason of demand, acceleration or otherwise; or

(b)               There shall have occurred any other violation or breach or any covenant, agreement or condition contained herein or in any other Loan Document by such Borrower except that (i) in the event of a Default of such Trust's obligation to deliver the daily statements in respect of such Borrower required under Section 5(b)(iii), such Default shall not constitute an Event of Default hereunder unless the Bank has notified such Borrower of such Default and such Borrower has not cured such Default within thirty-six (36) hours of receiving such notice; or

(c)               The Borrower in question shall not have paid when due any other Indebtedness, or the holder of such other Indebtedness shall have declared such Indebtedness due prior to its stated maturity because of such Borrower's default thereunder or such Borrower shall have failed to perform any of its obligations under agreements relating to Indebtedness which failure would, if not cured, give the holder of such Indebtedness the right to accelerate the maturity of such Indebtedness; or

(d)              There shall have occurred any violation or breach of any covenant, agreement or condition contained in any other agreement evidencing Indebtedness in an amount in excess of $100,000 between the Borrower in question and the Bank, and all applicable grace periods thereunder have expired.

(e)              Any representation or warranty made or deemed made herein or in any other Loan Document or writing furnished in connection with this Agreement by such Borrower shall have proven to be false when made or when deemed to have been made; or

(f)                The Borrower in question shall have been unable to pay its debts as due; or

(g)               The Borrower in question shall have made an assignment for the benefit of creditors; or

(h)               The Borrower in question shall have applied for the appointment of a trustee or receiver for any part of its assets or shall have commenced any proceedings relating to such Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or any such application shall have been filed, or any such proceedings shall have commenced, against such Borrower, and either such Borrower shall have indicated its approval, consent or acquiescence thereto or such proceedings shall not have been dismissed within sixty (60) days; or an order shall have been entered appointing such trustee or receiver, or adjudicating such Borrower bankrupt or insolvent, or approving the petition in any such proceedings; or

(i)                Any material part of the investment operation of the Borrower in question shall have ceased or such Borrower, without thirty (30) days prior written notice to the Bank, shall change its fundamental investment policies; or

(j)                Any final judgment which, together with other outstanding judgments against the Borrower in question, causes the aggregate of such judgments to exceed One Hundred Thousand Dollars ($100,000), shall have been rendered against such Borrower; or

(k)               City National Rochdale shall no longer be the investment advisor to such Borrowing Fund; or

(l)                The Bank shall no longer be the custodian of the Borrower in question or the Collateral pledged by or on behalf of such Borrower.

8.                  Miscellaneous.

(a)               Lien; Right of Set-Off.    In addition to all statutory rights of the Bank, the Bank is hereby authorized at any time and from time to time after the occurrence and during the continuance of an Event of Default by a Borrower, without prior notice to such Borrower, to set-off, appropriate, apply and enforce said lien and security interest in any and all money, securities and other properties of such Borrower in the possession of the Bank to against all obligations of such Borrower (but only such Borrower) arising under this Agreement or any of the other Loan Documents (as they apply to such Borrower), and such Borrower shall continue to be liable to the Bank for any deficiency with interest at the rate set forth herein.

(b)              Delay.  No delay, omission or forbearance on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and remedies of the Bank herein provided are cumulative, shall be interpreted in all respects in favor of the Bank, and are not exclusive of any other rights and remedies provided by law.

(c)              Notice.  Except as otherwise expressly provided in this Agreement, any notice hereunder shall be in writing and shall be given by personal delivery, telecopy, e-mail or overnight courier or registered or certified mail, postage prepaid, and addressed to the parties at their addresses set forth below:

Bank:	U.S. Bank National Association
425 Walnut Street, Mail Location CN-OH-W6TC
Cincinnati, Ohio 45202
Attention:
Shelly L. Allen
Telephone: (513) 639-6404
Telecopy: (866) 351-8893

Trust or Funds:	City National Rochdale Funds
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
Attention: Kurt Hawkesworth
Telephone: (212) 702-3551
Telecopy: (212) 702-3545

The Trust or the Bank may, by written notice to the other as provided herein, designate another address or number for purposes hereunder.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, e-mail, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed (or, if sooner, on the date of actual receipt), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8(c) or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8(c).

(d)               Expenses; Indemnity.  Each Borrower (or, if related only to a certain Borrower, such related Borrowers) shall, pro rata based on the respective Loan amounts, pay or reimburse the Bank for all reasonable out-of-pocket expenses of the Bank and its employees (including reasonable attorney's fees, charges and other legal expenses of outside counsel (determined on the basis of such attorney’s generally approved rates, which may be higher than the rates such attorneys charge the Bank in certain unrelated matters), but excluding the salaries of the Bank's own employees) incurred by the Bank in entering into and closing this Agreement, preparing the documentation in connection herewith, and administering or enforcing the obligations of the Borrowing Funds hereunder or under any of the other Loan Documents.  Each Borrower, solely as to itself and not as to any other Borrower, further agrees to defend, indemnify and hold the Bank harmless from any liability, obligation, cost, damage or expense, including attorney's fees and legal expenses for taxes, fees or third party claims which may arise or be related to the execution, delivery or performance of this Agreement or any of the other Loan Documents by or on behalf of such Borrower, except in the case of willful misfeasance, bad faith, gross negligence or willful misconduct on the part of the Bank, or by reason of the Bank’s reckless disregard of its obligations and duties under this agreement.

(e)              Survival.  All covenants and agreements of any Borrower made herein or otherwise in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall remain in effect so long as any obligations of such Borrower are outstanding hereunder or under any of the other Loan Documents.  The obligations set forth in Sections 3(c), 3(d) and 8(d) shall survive the termination of this Agreement and repayment of the Obligations.

(f)               Severability.  Any provision of this Agreement or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability or such provision in any other jurisdiction.

(g)               Governing Law.  The Loans shall be deemed made in Ohio and this Agreement and all of the other Loan Documents, and all of the rights and obligations of each Borrower and the Bank hereunder and thereunder, shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.  Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to the Loans and/or this Agreement and/or any of the other Loan Documents shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio.  Each Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio.  Each Borrower and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to the transactions contemplated hereunder or under any of the other Loan Documents.

(h)              Successors.  This Agreement shall be binding upon and inure to the benefit of each Borrower and the Bank and their respective successors and assigns.  Neither the Bank nor any Borrower shall assign its respective rights or delegate its respective duties hereunder or under any other Loan Document without the prior written consent of the other party.

(i)                Amendment.  This Agreement may not be modified or amended except in writing signed by authorized officers of the Bank and each Borrower.

(j)                Headings.  The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(k)               Limitations.               (1) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the parties hereto acknowledge and agree that the facility hereunder and under the other Loan Documents is intended to function as if each Borrower had entered into a separate, unrelated facility with Bank and no cross-default or cross-collateralization shall exist with respect to the obligations of any Borrower in relation to any other Borrower or other Series of the Trust.  In no event shall the rights, obligations or remedies of Bank with respect to a particular Borrower constitute a right, obligation or remedy applicable to any other Borrower.  Specifically, and without otherwise limiting the scope of this paragraph: (i) Bank’s remedies under this Agreement and the other Loan Documents upon the occurrence of an Event of Default shall be determined as if each Borrower had entered into a separate loan facility with Bank; and (ii) no Collateral pledged by or on behalf of any Borrower shall secure the obligations of any other Borrower under this Agreement and the other Loan Documents and Bank shall have no right to set off claims related to Loans entered into by a particular Borrower against claims related to Loans entered into by any other Borrower.

(2)              It is further acknowledged and agreed that the Trust is entering into this Agreement and the other Loan Documents solely on behalf of its Funds and the Loan Documents are not intended to create obligations of the Trust independent of the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE BANK:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shelly L. Allen
Name:	Shelly L. Allen
Title:	Vice President

THE TRUST:

CITY NATIONAL ROCHDALE FUNDS,
not individually But solely on behalf of its Funds
listed on Exhibit A to this Agreement
separately and not jointly

By:	/s/ Kurt Hawkesworth
Name:	Kurt Hawkesworth
Title:	Vice President

EXHIBITS:

A	- Listing of Funds
B	- Pledge and Security Agreement
C	- Securities Account Control Agreement
D	- Note
E	- Officer’s Certificate
F	- Form of Loan Request
G	- Opinion of Counsel

EXHIBIT A

to Loan Agreement

Fund Name	TIN Number
City National Rochdale Limited Maturity Fixed Income Fund	04-3021291
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale High Yield Bond Fund	23-3024508
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Multi-Asset Fund	26-0749917
City National Rochdale Dividend & Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689
City National Rochdale Socially Responsible Equity Fund	59-3789106
City National Rochdale Emerging Markets Fund	27-5312372

EXHIBIT B
PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is made and entered into effective as of the 1st day of October, 2014, by and between CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust not individually but solely on behalf of its respective Funds as set forth on Exhibit A, separately and not jointly (each such Fund a “Debtor” and collectively the “Debtors”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Secured Party"), as follows:

1.                 Security Interest.  To secure the prompt payment of all of each Debtor's Obligations (as defined in the Loan Agreement referred to below) to the Secured Party, under that certain Loan Agreement between the Secured Party and the Debtors with respect to the loans such Debtor dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") and all of the other Loan Documents (as defined in the Loan Agreement), each Debtor hereby grants to the Secured Party a continuing first priority lien and security interest in and right of setoff against all of such Debtor's rights, title and interest, including without limitation such Debtor's securities entitlement (as such term is defined in Article 8 of the Uniform Commercial Code as adopted in the State of Ohio (the "UCC")), in and to the following described securities account (as such term is defined in Article 8 of the UCC) held by U.S. Bank National Association, as custodian (the "Custodian"):  the Fund trust accounts specified in Exhibit A, attached hereto and made a part hereof in the name of the Debtor (collectively the "Securities Account"), together with all of such Debtor's rights, title and interest in and to all securities and financial assets (as such terms are defined in Article 8 of the UCC) therein and all principal, interest, distributions, dividends (whether cash or stock), income, earnings, cash and other rights at any time received or receivable or otherwise distributed in respect of or in exchange therefor, and all additions to, all replacements of, all substitutions for, and all proceeds of any or all of the foregoing (all of the foregoing being sometimes collectively referred to herein as the "Collateral" of such Debtor).  The Secured Party may also prepare and file on behalf of Debtors appropriate UCC-1 financing statements evidencing the Secured Party's interest in the Collateral under Article 9 of the UCC.

2.                 Representations, Warranties and Covenants.  Each Debtor represents and warrants to the Secured Party, and covenants with the Secured Party, which representations, warranties and covenants shall be continuing so long as any Obligations of such Debtor remain outstanding or this Agreement or any other Loan Document, or any of the Secured Party's rights and remedies under any of them, remain in effect, that:

(a)            Such Debtor has and will continue to maintain a securities entitlement to the Collateral of such Debtor, free and clear of all liens, security interests, setoffs and adverse claims whatsoever, except for the security interest of the Secured Party hereunder, and except that the Custodian may set off (i) all amounts due to the Custodian in respect of its customary fees and expenses for the routine maintenance and operation of the Securities Account of such Debtor and (ii) the face amount of any checks which have been credited to the Securities Account of such Debtor but are subsequently returned unpaid because of uncollected or insufficient funds.

(b)            Such Debtor has not entered into and shall not enter into a control agreement with respect to the Collateral in favor of any party other than the Secured Party, and no financing statement covering any of the Collateral of such Debtor is or shall be on file against such Debtor in any public office except in favor of the Secured Party.

(c)            Until such time as the Custodian receives from the Secured Party a Notice of Sole Control with respect to such Debtor, as defined in the Securities Account Control Agreement dated as of the date hereof among the Secured Party, the Debtors and the Custodian (the "Control Agreement"), but at no time thereafter unless the Secured Party has provided written notice to the Custodian of revocation of such Notice of Sole Control, such Debtor shall direct the Custodian with respect to the voting of the Collateral and may direct the Custodian with respect to substitution and disposition of Collateral and otherwise provide instructions and entitlement orders to the Custodian with respect to the Collateral.  The Secured Party shall have the right to give a Notice of Sole Control at any time, but only if an Event of Default (as hereinafter defined) has occurred or then exists.

(d)            Such Debtor shall defend its Collateral against the claims and demands of all persons and shall pay promptly all taxes and assessments with respect to such Collateral.

(e)            At its option, the Secured Party may discharge taxes, liens, security interests and other claims against the Collateral of such Debtor and may pay for the maintenance, preservation and protection thereof, including costs and expenses incidental to any actions undertaken by the Secured Party pursuant to Paragraph 4 hereof, and such Debtor shall reimburse the Secured Party on demand for any payments so made, which payments by the Secured Party shall become part of the Obligations of such Debtor secured hereby.

(f)            Such Debtor shall from time to time execute such documents and instruments, including without limitation financing statements, in form and substance satisfactory to the Secured Party (and pay the cost of filing or recording them in whatever public offices the Secured Party reasonably deems necessary) and perform such other acts as the Secured Party may reasonably request from time to time to perfect and maintain a valid first priority security interest in the Collateral.  Such Debtor hereby expressly grants the Secured Party a power of attorney, and appoints and constitutes the Secured Party as such Debtor's agent, for the limited purpose and with the power to sign on behalf of such Debtor in such Debtor's name, one or more financing statements covering any of the Collateral described herein.

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3.                 Events of Default.  The occurrence of an Event of Default under the Loan Agreement by any Debtor shall constitute an Event of Default by such Debtor under this Agreement.

4.                 Remedies.

(a)            Upon the occurrence of any Event of Default by a Debtor hereunder and at any time thereafter while such Event of Default is continuing, the Secured Party shall have, in addition to all other rights and remedies available by agreement, at law or in equity, the rights and remedies of a secured party under the UCC, including without limitation the right to accelerate the maturity of the Obligations of such Debtor, without notice or demand, to take possession of the Collateral of such Debtor and any proceeds thereof wherever located, and to sell and/or liquidate such Collateral.  Without limiting the generality of the foregoing, in its discretion and without notice to or consent of the affected Debtor, the Secured Party may take any one or more of the following actions (and the Secured Party is hereby irrevocably appointed such Debtor's attorney-in-fact to accomplish this), without liability except to account for property actually received by it:  (i) give a Notice of Sole Control and give instructions and/or entitlement orders (as such terms are defined in Article 8 of the UCC) in regard to or in connection with the Securities Account of such Debtor, including any instructions to transfer, sell, redeem, close open trades or otherwise liquidate securities and financial assets in such Securities Account; (ii) transfer to or register in its name or the name of its designated custodian or nominee any of the Collateral of such Debtor, with or without indication of the security interest herein created, and whether or not so transferred or registered, exercise or cause to be exercised all voting rights with respect thereto, and receive the income, dividends and other distributions thereon and hold them or apply them to the Obligations of such Debtor in any order of priority; (iii) exchange any of the Collateral of such Debtor for other property upon a reorganization, recapitalization or other readjustment and, in connection therewith, deposit any of such Collateral with any committee or depository upon such terms as the Secured Party may determine; (iv) in its name or in the name of the affected Debtor demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral of such Debtor and, in connection therewith, endorse notes, checks, drafts, money orders or other evidences of payment; and (v) make any compromise or settlement deemed advisable with respect to any of the Collateral of such Debtor.  Each Debtor shall, and hereby authorizes any securities intermediary with respect to its Collateral to, make such Collateral available to the Secured Party following the occurrence and during the continuance of an Event of Default at a place to be designated by the Secured Party that is reasonably convenient for both parties.  The Secured Party may sell the Collateral of the affected Debtor, or any part thereof, at any public or private sale, upon credit or for future delivery, and at such price or prices as the Secured Party may deem appropriate, and the Secured Party may be the purchaser of any or all of such Collateral and thereafter may hold the same, absolutely, free from any right or claim of whatever kind.  If notice is required, the Secured Party shall give to the affected Debtor at least five (5) days' prior written notice of the time and place of any public sale of the Collateral of such Debtor or of the time after which any private sale or any other intended disposition is to be made.  The Secured Party shall also be entitled upon the occurrence of any Event of Default by a Debtor, without notice or demand and to the extent permitted by law, to have a receiver appointed to take charge of all or any part of the Collateral of such Debtor, exercising all of the rights granted to the Secured Party in such this Paragraph 4.

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(b)            If the Secured Party in good faith believes that the Securities Act of 1933 or any other state or federal law prohibits or restricts the customary manner of sale or distribution of any of the Collateral, the Secured Party may sell such Collateral privately or in any other manner deemed advisable by the Secured Party at such price or prices as the Secured Party determines in its sole discretion.  Each Debtor recognizes that such prohibition or restriction may cause the Collateral to have less value than it otherwise would have and that, consequently, such sale or disposition by the Secured Party may result in a lower sales price than if the sale were otherwise held.  On any sale of any Collateral, the Secured Party is hereby authorized to comply with any limitation or restriction in connection with such sale that may be advised by counsel is necessary to avoid any violation of applicable law or in order to obtain any required approval of the purchaser by any governmental regulatory authority or officer or court.

(c)            The Secured Party, instead of exercising any power of sale herein conferred upon it, may proceed by suit at law or in equity to foreclose this Agreement and sell the Collateral of a defaulting debtor, or any portion thereof, under a judgment or decree of a court of competent jurisdiction.

(d)            To the extent allowed by law, a defaulting Debtor shall pay the Secured Party all expenses of retaking, holding, preparing for sale, selling and the like, including reasonable attorneys' fees and legal expenses, and such costs shall be paid out of the proceeds of disposition of the Collateral of such Debtor.

(e)            The proceeds of disposition of the Collateral of a Debtor shall be applied to the Obligations of such Debtor in such manner and order of priority as the Secured Party may determine.

(f)            The Secured Party shall be under no duty to exercise or to withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Secured Party in this Agreement, and shall not be responsible for any failure to do so or delay in so doing.

(g)            The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as the relevant Debtor shall request, but failure to honor any such request shall not of itself be deemed a failure to exercise reasonable care.  The Secured Party shall not be required to take any steps necessary to preserve any rights in the Collateral against prior parties nor to protect, preserve or maintain any security interest given to secure the Obligations.

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5.                 Miscellaneous.

(a)            Each of the rights, powers and remedies provided herein or now or hereafter existing at law or in equity or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or now or hereafter existing at law or in equity or otherwise.  The exercise of any such rights, powers or remedies shall not preclude the simultaneous or later exercise of any or all other such rights, powers or remedies.

(b)            No default shall be waived by the Secured Party except in writing and no waiver of any payment or other right under this Agreement shall operate as a waiver of any other payment or right.

(c)            Each Debtor shall pay all fees and expenses, including without limitation reasonable attorneys' fees and expenses, incurred by the Secured Party in acting hereunder or in connection herewith with respect to such Debtor.

(d)            The Secured Party may assign, transfer or deliver any of the Collateral to any transferee of any of the related Obligations, and thereafter shall be fully discharged from all responsibility with respect to such Collateral.  Such transferee shall be vested with all the powers, rights and obligations of the Secured Party hereunder with respect to such Collateral, but the Secured Party shall retain all rights, powers and obligations hereunder with respect to any of the Collateral remaining.

(e)            Without affecting any obligations of the Debtor under this Agreement, the Secured Party without notice or demand may renew, extend or otherwise change any of the terms or conditions of any of the Obligations, release any of the Collateral or other security for the Obligations, and add or release any guarantor, endorser, surety or other party to any of the Obligations.

(f)            Except as otherwise expressly provided in this Agreement, any consent, notice or other communication required or contemplated by this Agreement shall be in writing and shall be hand delivered, or sent by facsimile, telecopy, e-mail, overnight courier or United States mail, registered or certified with postage prepaid, addressed to the parties at their addresses set forth below:

Debtor:	City National Rochdale Funds
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
Attention: Kurt Hawkesworth
Telephone: (212) 702-3551
Telecopy: (212) 702-3545

5

Secured Party:	U.S Bank National Association
425 Walnut Street, Mail Location CN-OH-W6TC
Cincinnati, Ohio 45202
Attention: Shelly L. Allen
Tel: (513) 639-6404
Fax: (866) 351-8893

Any party may change its address for notices in the manner set forth above.  All notices and other communications given to either party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or e-mail, or on the date five (5) Business Days after dispatch by certified or registered mail (or, if sooner, on the date of actual receipt), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5(f) or in accordance with the latest unrevoked directions from such party in accordance with this Section 5(f).

(g)            A carbon, photographic or other reproduction of this Agreement or a financing statement shall be sufficient as a financing statement.

(h)            Each Debtor hereby authorizes each city, county, state or federal government to release to the Secured Party all information which the Secured Party may request pertaining to any sales, use or other taxes imposed by such governmental entity with respect to the Collateral of such Debtor.  Any such governmental entity may retain a copy of this Agreement.

(i)            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(j)            The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement, which shall remain in full force and effect.

(k)            Capitalized terms used but not defined herein shall have the meaning assigned in the Loan Agreement.

(l)            This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, including without limitation the laws thereof with respect to perfection, the effect of perfection and non-perfection, and the priority of security interests, and subject to the venue limitations of the Loan Agreement.

(m)            Upon payment and performance in full of the Obligations of each Debtor and termination of the Loan Agreement, the Secured Party shall release its rights and interest in the Collateral of such Debtor and this Agreement.

6

(n)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, the parties hereto acknowledge and agree that this Agreement is intended to function as if each Debtor had entered into a separate, unrelated Agreement with the Secured Party and no cross-default or cross-collateralization shall exist with respect to the obligations of any Debtor in relation to any other Debtor.  In no event shall the rights, obligations or remedies of the Secured Party with respect to a particular Debtor constitute a right, obligation or remedy applicable to any other Fund.  Specifically, and without otherwise limiting the scope of this paragraph: (i) the Secured Party’s remedies under this Agreement and the other Loan Documents upon the occurrence of an Event of Default shall be determined as if each Debtor had entered into a separate loan facility and security agreement with the Secured Party; and (ii) no Collateral pledged by or on behalf of any Debtor shall secure the obligations of any other Debtor under this Agreement and the other Loan Documents and the Secured Party shall have no right to set off claims related to Loans entered into by a particular Debtor against claims related to Loans entered into by any other Debtor.

[remainder of page left intentionally blank]
7

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

(the "Debtor")		(the "Secured Party")
CITY NATIONAL ROCHDALE FUNDS,		U.S. BANK NATIONAL ASSOCIATION
not individually but solely as
signatory for its Funds listed on
Exhibit A to this Agreement,
separately and not jointly

By:		By:
Name:	Kurt Hawkesworth	Name:	Shelly L. Allen
Title:	Vice President	Title:	Vice President

EXHIBITS:
A - Listing of Funds and Account Numbers
8

EXHIBIT A
To Pledge and Security Agreement

Fund Name	TIN Number
City National Rochdale Limited Maturity Fixed Income Fund	04-3021291
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale High Yield Bond Fund	23-3024508
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Multi-Asset Fund	26-0749917
City National Rochdale Dividend & Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689
City National Rochdale Socially Responsible Equity Fund	59-3789106
City National Rochdale Emerging Markets Fund	27-5312372

EXHIBIT C
SECURITIES ACCOUNT CONTROL AGREEMENT

This Securities Account Control Agreement (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is made and entered into as of October 1, 2014 by and between CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust not individually but solely on behalf of its respective Funds as set forth on Exhibit A, separately and not jointly (each such Fund a “Debtor” and collectively the “Debtors”), U.S. BANK NATIONAL ASSOCIATION, as lender (the "Secured Party"), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as custodian (the "Custodian").  Capitalized terms used but not defined herein shall have the meaning assigned in the Loan Agreement with respect to loans to the Debtors dated effective as of even date herewith between the Trusts, on behalf of their Funds, and the Secured Party (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement").  All references herein to the "UCC" shall mean the Uniform Commercial Code as in effect in the State of Ohio.

W I T N E S S E T H:

WHEREAS, each Debtor is a mutual fund and the Financial Assets in the Securities Account (as such terms are hereinafter defined) of such Debtor are assets of such Debtor and such Debtor has full authority to borrow moneys and to grant a security interest to the Secured Party in the Financial Assets contained in such Securities Account;

WHEREAS, the Secured Party and the Debtors have entered into the Loan Agreement, pursuant to which the Secured Party, in its sole discretion, may make certain loans to the Debtors;

WHEREAS, as a condition to making such loans each Debtor must provide to the Secured Party a first priority lien and perfected security interest in the Securities Account of such Debtor; and

WHEREAS, the parties are entering into this Agreement for the purpose of perfecting the Secured Party's security interest in the Securities Account of each Debtor by granting the Secured Party control over each such Securities Account.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Debtors, the Secured Party and the Custodian hereby agree as follows:

Section 1.  Establishment of Securities Account.  The Custodian hereby confirms that (i) the Custodian has established trust accounts as specified in Exhibit A hereto in the name of each Debtor (such account and any successor account, the "Securities Account" of such Debtor), (ii) each Securities Account is an account to which Financial Assets are or may be credited, and the Custodian shall, subject to the terms of this Agreement, treat the Secured Party as entitled to exercise the rights that comprise any Financial Asset credited to the Securities Accounts, (iii) all property delivered to the Custodian by or on behalf of a Debtor will be promptly credited to the Securities Account of such Debtor and (iv) all securities or other property underlying any Financial Assets credited to the Securities Account of a Debtor shall be registered in the name of the Custodian and in no case will any Financial Asset credited to such Securities Account be registered in the name of such Debtor, payable to the order of such Debtor or specially indorsed to such Debtor.

Section 2.  Financial Assets Election.  The Custodian hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to a Securities Account (collectively, the "Financial Assets") shall be treated as a "financial asset" within the meaning of Article 8 of the UCC.

Section 3.  Entitlement Orders.  If at any time the Custodian shall receive any entitlement order (as such term is defined in Article 8 of the UCC) from the Secured Party directing transfer or redemption of any Financial Asset relating to a Securities Account of a Debtor, including any instructions to transfer, sell, redeem, close open trades or otherwise liquidate assets in the Securities Account, the Custodian agrees that it shall comply with such entitlement order without further consent by the relevant Debtor or any other person.

Section 4.  Subordination of Lien;  Waiver of Set-Off.  In the event that the Custodian has or subsequently obtains by agreement, operation of law or otherwise a security interest in a Securities Account or any security entitlement credited thereto, the Custodian hereby agrees that such security interest shall be subordinate to the security interest of the Secured Party.  The Financial Assets and other items deposited in each Securities Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than the Secured Party (except that the Custodian may set off (i) all amounts due to the Custodian in respect of its customary fees and expenses for the routine maintenance and operation of such Securities Account and (ii) the face amount of any checks which have been credited to such Securities Account but are subsequently returned unpaid because of uncollected or insufficient funds).

Section 5.  Choice of Law.  This Agreement shall be governed by the laws of the State of Ohio, including without limitation the laws thereof with respect to perfection, the effect of perfection and non-perfection, and the priority of security interests.  Regardless of any provision in any other agreement, for purposes of the UCC, Ohio shall be deemed to be the Custodian's.

Section 6.     Indemnification.  Each Debtor hereby agrees to indemnify and hold harmless the Custodian and its affiliates, officers, directors, employees and agents from and against any and all claims, expenses, causes of action, liabilities, lawsuits and damages, including without limitation court costs and reasonable attorneys' fees, in any way related to or arising out of or in connection with this Agreement as it relates to such Debtor or the Securities Account of such Debtor, except such as may arise from the gross negligence or willful misconduct of the Custodian.

Section 7.  Conflict with Other Agreements.  This Agreement supplements each Debtor's existing agreements with the Custodian and in no way is this Agreement intended to abridge any rights that the Custodian might otherwise have, except as expressly provided herein.  In the event of any conflict between this Agreement (or any portion hereof) and any other agreement now existing or hereafter entered into between the Custodian and a Debtor, the terms of this Agreement shall prevail and the Secured Party's security interest in the Securities Account will be prior to any other security interest therein.

Section 8.  Amendments; Waiver.  No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 9.  Notice of Adverse Claims.  Except for the claims and interest of the Secured Party and of each Debtor in the Securities Account of such Debtor, the Custodian does not know of any claim to, or interest in, such Securities Account or in any Financial Asset credited thereto.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against such Securities Account or in any Financial Asset carried therein, the Custodian will promptly notify the Secured Party and the relevant Debtor thereof.  Furthermore, each Debtor agrees that it will not enter into any agreement or document purporting to grant any security interest in the Securities Account of such Debtor without the prior written consent of the Secured Party.

Section 10.  Loans.  The Secured Party agrees to notify the Custodian each time there is an increase or decrease in the outstanding principal balance of the Loans to a Debtor under the Loan Agreement.

Section 11.  Maintenance of Securities Account.  In addition to, and not in lieu of, the obligation of the Custodian to honor entitlement orders as agreed in Section 3 hereof, the Custodian agrees to maintain the Securities Account as follows:

(i)            Notice of Sole Control.  If at any time the Secured Party delivers to the Custodian a Notice of Sole Control in substantially the form set forth in Exhibit B attached hereto and made a part hereof (a "Notice of Sole Control"), the Custodian agrees that after receipt of such notice, it will take all directions, instructions and entitlement orders with respect to the Securities Account specified in such Notice of Sole Control and the Financial Assets therein solely from the Secured Party without notice to or consent of the relevant Debtor.

(ii)            Voting Rights.  Until such time as the Custodian receives a Notice of Sole Control from the Secured Party, but at no time thereafter unless the Secured Party has provided written notice to the Custodian of revocation of such Notice of Sole Control, each Debtor shall direct the Custodian with respect to the voting of Financial Assets credited to the Securities Account of such Debtor.

(iii)            Trading Instructions.  Until such time as the Custodian receives a Notice of Sole Control from the Secured Party, but at no time thereafter unless the Secured Party has provided written notice to the Custodian of revocation of such Notice of Sole Control, each Debtor may direct the Custodian with respect to substitution and disposition of Financial Assets held in the Securities Account of such Debtor and otherwise provide instructions and entitlement orders to the Custodian with respect to Financial Assets in such Securities Account; provided, however, that the Custodian shall not act in accordance with any such directions, instructions or entitlement orders to the extent that doing so would cause the outstanding principal balance of the Loans to such Debtor under the Loan Agreement to exceed the Borrowing Fund Limit for such Debtor or the principal balance of all Loans under the Loan Agreement to exceed the Maximum Amount.

(iv)            Notices, Statements and Confirmations.  The Custodian shall promptly notify the Secured Party on any Business Day that the outstanding principal balance of the Loans to a Debtor exceeds the Borrowing Fund Limit for such Debtor or the principal balance of all Loans under the Loan Agreement exceeds the Maximum Amount.  In addition, the Custodian will promptly send copies of all statements, confirmations and other correspondence concerning the Securities Account and/or any Financial Assets credited thereto to the Secured Party at its address set forth in Section 15 of this Agreement upon request by the Secured Party from time to time.

(v)            Tax Reporting.  All items of income, gain expenses and loss recognized in each Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the relevant Debtor.

Section 12.  Limited Responsibility.  The Custodian shall have no responsibility or liability to the Secured Party for accepting and processing instructions related to trading and voting in the Securities Account prior to delivery to the Custodian of a Notice of Sole Control, and shall have no responsibility or liability to the Secured Party with respect to the value of any Securities Account or any asset therein.  The Custodian shall have no responsibility or liability to any Debtor for complying with instructions or entitlement orders concerning the Securities Account of such Debtor which are originated by the Secured Party.  The Custodian shall have no duty to investigate or make any determination as to whether a default exists under any agreement between the Secured Party and any Debtor or as to whether the Secured Party is authorized to give a Notice of Sole Control.  This Agreement does not create any obligation or duty of the Custodian other than those expressly set forth herein.

Section 13.  Representations, Warranties and Covenants of the Custodian.  The Custodian hereby makes the following representations, warranties and covenants:

(i)            Each Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement.  The Custodian shall not change the name or account number of any Securities Account without the prior written consent of the Secured Party.

(ii)            No Financial Asset is or will be registered in the name of any Debtor, payable to its order, or specially endorsed to it.

(iii)            This Securities Account Control Agreement is the valid and legally binding obligation of the Custodian and enforceable against the Custodian in accordance with its terms.

(iv)            The Custodian has not entered into, and until the termination of the this Agreement will not enter into, any agreement with any other person relating to any Securities Account and/or any Financial Assets credited thereto pursuant to which it has agreed to comply with entitlement orders of such person.  The Custodian has not entered into any other agreement with any Debtor purporting to limit or condition the obligation of the Custodian to comply with entitlement orders as set forth in Section 3 hereof.

Section 14.  Successors.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 15.  Notices.  Except as otherwise expressly provided in this Agreement, any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, or sent by telecopy, overnight courier or certified or registered United States mail, postage prepaid, addressed to the party at its address set forth below:

Debtor:	City National Rochdale Funds
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
Attention: Kurt Hawkesworth
Telephone: (212) 702-3551
Telecopy: (212) 702-3545

Secured Party:	U.S. Bank National Association
425 Walnut Street, Mail Location CN-OH-W6TC
Cincinnati, Ohio 45202
Attention: Shelly L. Allen
Tel: (513) 639-6404
Fax: (866) 351-8893

Custodian:	U.S. Bank National Association
Institutional Custody Services
425 Walnut Street, Mail Location CN-OH-W6TC
Cincinnati, Ohio 45202
Attention: Mark J. Dowling
Tel: (513) 632-4432

Any party may change its address for notices in the manner set forth above.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five (5) Business Days after dispatch by certified or registered mail if mailed (or, if sooner, on the date of actual receipt), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 15 or in accordance with the latest unrevoked directions from such party given in accordance with this Section 15.

Section 16.  Termination.  The rights and powers granted herein to the Secured Party have been granted in order to perfect its security interest in the Securities Accounts and are powers coupled with an interest and will neither be affected by the bankruptcy of any Debtor nor by the lapse of time.  The obligations of the Custodian hereunder shall continue in effect until the security interest of the Secured Party in the Securities Accounts has been terminated and the Secured Party has notified the Custodian of such termination in writing.

Section 17.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

Section 18.  Severability.  The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement, which shall remain in full force and effect.

Section 19.  Limitations.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the parties hereto acknowledge and agree that this Agreement is intended to function as if each Debtor had entered into a separate, unrelated Agreement with the Secured Party and the Custodian and no cross-default or cross-collateralization shall exist with respect to the obligations of any Debtor in relation to any other Debtor.  In no event shall the rights, obligations or remedies of the Secured Party with respect to a particular Debtor constitute a right, obligation or remedy applicable to any other Fund.  Specifically, and without otherwise limiting the scope of this paragraph: (i) Secured Party’s remedies under this Agreement and the other Loan Documents upon the occurrence of an Event of Default shall be determined as if each Debtor had entered into a separate loan facility and security agreement with Secured Party; and (ii) no Collateral pledged by or on behalf of any Debtor shall secure the obligations of any other Debtor under this Agreement and the other Loan Documents and Secured Party shall have no right to set off claims related to Loans entered into by a particular Debtor against claims related to Loans entered into by any other Debtor.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date set forth above.

(the "Debtor")		(the "Secured Party")
CITY NATIONAL ROCHDALE FUNDS,		U.S. BANK NATIONAL ASSOCIATION
not individually but solely as signatory
for its Funds listed on Exhibit A to this
Agreement, separately and not jointly

By:		By:
Name:	Kurt Hawkesworth	Name:	Shelly L. Allen
Title:	Vice President	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
(as Custodian)

By:
		Name:	Mark J. Dowling
		Title:	Vice President

EXHIBITS:
A - Listing of Funds and Account Numbers
B - Notice of Sole Control Letter

EXHIBIT A

to Securities Account Control Agreement

Fund Name	TIN Number
City National Rochdale Limited Maturity Fixed Income Fund	04-3021291
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale High Yield Bond Fund	23-3024508
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Multi-Asset Fund	26-0749917
City National Rochdale Dividend & Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689
City National Rochdale Socially Responsible Equity Fund	59-3789106
City National Rochdale Emerging Markets Fund	27-5312372

EXHIBIT B

to Securities Accounts Control Agreement

U.S. BANK NATIONAL ASSOCIATION

[Date]

U.S.  Bank National Association, as Custodian
Institutional Custody Services
425 Walnut Street, M.L. CN-OH-W6TC
Cincinnati, Ohio  45201-1118
Attention:  ____________________

Re:            Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement (the "Agreement") with respect to the ______________ Fund, dated effective of October 1, 2014, among City National Rochdale Funds,  us as Secured Party and U.S. Bank as Custodian (a copy of which is attached), we hereby give you notice of our exercise of sole control over [Securities Pledge Account number __________________] (the "Securities Account") and all Financial Assets credited thereto.  You are hereby instructed not to accept any directions, instructions or entitlement orders with respect to the referenced Securities Account or the Financial Assets credited thereto from any person other than the Secured Party, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile or e-mail transmission to _______________________, Attn:  _________________, at _________ (fax) or _______________ (e-mail).

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION
as Secured Party

By:
Name:
Title:

cc:

EXHIBIT D
PROMISSORY NOTE

$20,000,000	Cincinnati, Ohio
October 1, 2014

CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (the “Trust”), not individually but only on behalf of its Funds listed in Schedule A (attached hereto and made a part hereof) for which a borrowing is requested, separately and not jointly (each a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds” hereunder), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, (the "Bank"), or its successors or assigns, on or before September 14, 2015, or such earlier date specified in the Loan Agreement as the Maturity Date ("Maturity Date"), the principal sum of Twenty Million Dollars ($20,000,000), or such portion thereof as may be outstanding from time to time as Loans to the Borrowers which are related to such Trust under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

This Note is a "Note" to which reference is made in the Loan Agreement dated as of even date herewith between the Borrowers and Trust party thereto and the Bank (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrowers under the Loan Agreement and evidenced by this Note (the "Loans").

This Note shall bear interest at a rate per annum equal to the Prime Rate minus one-half of one percent (0.5%), which interest shall be payable monthly, in arrears, commencing on November 1, 2014 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment.  Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

As used herein, the term "Prime Rate" shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time.  The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer.  The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

The principal of this Note is subject to mandatory prepayments, as follows:  (i) if the aggregate principal amount of the Loans outstanding to any Borrower exceeds the Borrowing Fund Limit for such Borrower at any time, such excess shall be immediately due and payable, (ii) if the aggregate principal amount of the Loans outstanding to all Borrowing Funds under the Loan Agreement exceeds the Maximum Amount at any time, the Borrower’s pro rata share of such excess (as determined pursuant to section 3(a) of the Loan Agreement) shall be immediately due and payable and (iii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise.  This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to no less than $1,000.00 (or, if less, the then-outstanding balance of this Note).

If any payment due from a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

An "Event of Default" as described in the Loan Agreement with respect to a Borrower shall constitute an Event of Default hereunder.  Upon the occurrence of such an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity with respect to such Borrower.  At the option of the Bank, upon the occurrence and during the continuance of any Event of Default with respect to a Borrowing Fund, this Note shall bear interest applicable to such Borrowing Fund (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH-W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing.  Each Borrower and its applicable Trust authorize the Bank to charge any account, in the name of such Borrower, or charge or increase any loan balance of such Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder.  The Bank is further authorized by each Borrower and its applicable Trust to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

The Borrowers’ and the Trust’s obligations under this Note are subject to the limitations set forth in Section 8(k) of the Loan Agreement, which provisions are incorporated by reference as if set forth in full herein.  If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control.  Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

IMPORTANT:  This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral provided by the Borrower or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and its Trust and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio.  The Borrowers, the Trust and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio.  The Borrowers, the Trust and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note.  The interest rate and all other terms of this Note negotiated with the Borrowers are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

THE TRUST:

CITY NATIONAL ROCHDALE FUNDS
not individually but solely on behalf of its Funds
listed on Schedule A to this Note, separately
and not jointly

By:
Kurt Hawkesworth
Vice President

Schedule "A"

To Promissory Note

Fund Name	TIN Number
City National Rochdale Limited Maturity Fixed Income Fund	04-3021291
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale High Yield Bond Fund	23-3024508
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Multi-Asset Fund	26-0749917
City National Rochdale Dividend & Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689
City National Rochdale Socially Responsible Equity Fund	59-3789106
City National Rochdale Emerging Markets Fund	27-5312372

EXHIBIT E

Officer’s Certificate

City National Rochdale Funds, a Delaware statutory trust (the “Trust”) is entering into and/or continuing a loan transaction with U.S. BANK NATIONAL ASSOCIATION (the "Bank") for the benefit of their respective borrowing Funds (“Borrowing Funds”) pursuant to a loan agreement effective as of even date herewith (the "Loan Agreement").  In that connection, the undersigned certifies (but only on behalf of each Fund):

1.            Attached hereto as Schedule 1 is a true copy of the Certificate of Trust of the Trust on file, respectively, in the offices of the Secretary of State of Delaware which has not been modified, rescinded or superceded and remains in full force and effect as of the date hereof.

2.            Attached hereto as Schedule 2 is a true copy of the duly adopted Declaration of Trust and By-Laws of the Trust, which has not been modified, rescinded or superceded and remains in full force and effect as of the date hereof.

3.            Attached hereto as Schedule 3 are true copies of certain resolutions authorizing the loan transactions which were duly adopted by the Board of Directors of each Trust, and which have not been amended, rescinded or superceded and remain in full force and effect as of the date hereof.

4.            Neither Trust nor their Borrowing Funds are a party to any agreement that materially adversely affects, or would be violated by its entering into, the loan transactions and any document or instrument related thereto.

5.            The execution and delivery of such loan facility documents (A) does not violate or constitute on the part of the Trust or its Borrowing Funds a breach or default under (i) any applicable provision of statutory law or regulations, (ii) any order, judgment or decree of any court, governmental agency or authority, or (iii) any agreement with any third party, and (B) does not require the approval or consent of any governmental body or other person.

6.            No Event of Default (as defined in Section 7 of the Loan Agreement) or any event which, with the passage of time or the giving of notice, might mature into an Event of Default has occurred or is continuing as of the date hereof.

7.            The representations and warranties in Section 4 of the Loan Agreement are true and correct in all material respects as of the date hereof (except for those limited to or expressed only as of a prior specific date).

8.            The persons listed below are duly elected officers of the Trust and each is authorized to execute on behalf of the Trust and its Borrowing Funds  and deliver to the Bank all documents and instruments described in the aforesaid resolutions of the Trusts and in Section 6(a)(i) of the Loan Agreement.

Name	Title	Signature

Dated as of ____________, 20___

BORROWER:
CITY NATIONAL ROCHDALE FUNDS

By:
Title:

EXHIBIT F

FORM OF LOAN REQUEST

U.S. Bank National Association
425 Walnut Street, M. L. CN-OH-W6TC
Cincinnati, Ohio 45202
Attention:  Shelly L. Allen

Ladies and Gentlemen:

This loan request is delivered to you pursuant to Section 2(c) of that certain Loan Agreement (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") dated effective as of October 1, 2014 between U.S. Bank National Association (the "Bank") and City National Rochdale Funds (the "Trust") relating to the ________________ Fund so specified in the Loan Agreement (the "Borrowing Fund").  Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Loan Agreement unless the context otherwise requires.

The Trust, solely on behalf of the Borrowing Fund, hereby [requests] [confirms the verbal request made by the Trust prior to 2:00 p.m. on the date hereof for] a Loan on this date from the Bank in the aggregate principal amount of $______________, on behalf of the Borrowing Fund.  The Trust, again solely on behalf of the Borrowing Fund, hereby certifies, represents and warrants that on the date hereof, both before and after giving effect to the requested Loan or any portion thereof:

(a)  The principal amount of the requested Loans will not cause the Maximum Amount or the Borrowing Fund Limit for such Borrowing Fund to be exceeded;

(b)  No Default or Event of Default has occurred and is continuing, nor will the making of such Loan cause a Default or Event of Default to occur;

(c)  All representations and warranties of the Borrowing Fund set forth in the Loan Documents are and will be true and correct as though made on the date hereof;

(d)  Since the Effective Date, there has not been any material adverse change in the business or financial condition of the Borrowing Fund, nor has there been a material adverse change in respect of the validity or enforceability or priority of any Liens granted by or on behalf of the Fund to the Bank under the Loan Documents;

(e)  The proceeds of the Loan requested hereunder will not be used for any purpose that is not permitted under the relevant Fund Statement and Prospectus; and

(f)  Upon receipt by the Bank of this loan request, all conditions set forth in Section 6(b) of the Loan Agreement will have been satisfied.

IN WITNESS WHEREOF, the Trust, solely on behalf of the Borrowing Fund, has caused this loan request to be executed and delivered by its duly Authorized Officer as of this ______ day of ______________, 20__.

CITY NATIONAL ROCHDALE FUNDS

By:
Name:
Title:

Purpose of this loan:

F-2

EXHIBIT G
OPINIONS OF BORROWER'S COUNSEL

[to be negotiated]

G-1